As filed with the Securities and Exchange Commission on July 9, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1498399
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2101 Blair Mill Road

Willow Grove, Pennsylvania 19090

(215) 784-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Clifford G. Sprague

Senior Vice President and Chief Financial Officer

2101 Blair Mill Road

Willow Grove, Pennsylvania 19090

(215) 784-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey C. Moore, Esquire Kulicke and Soffa Industries, Inc. 2101 Blair Mill Road Willow Grove, Pennsylvania 19090 (215) 784-6000	H. John Michel, Jr., Esquire Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103-6996 (215) 988-2700

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by the Registrant, depending on market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To be Registered (1)	Proposed Maximum Offering Price Per Unit (1) (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, no par value	400,000	$6.17	$2,468,000	$199.67

(1)	In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on July 1, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2003

PROSPECTUS

                , 2003

[GRAPHIC REMOVED HERE]Kulicke & Soffa

KULICKE AND SOFFA INDUSTRIES, INC.

400,000 Shares

of

Common Stock

This prospectus relates to the sale, from time to time, of up to 400,000 shares of our common stock, without par value per share, by Reliance Trust Company, as trustee of the trust created in connection with the Kulicke and Soffa Industries, Inc. Defined Non-Contributory Retirement Income Plan, referred to as the pension plan. The shares of our common stock have been and will be from time to time contributed and issued by us to the trust to fund certain obligations to the pension plan. The common stock will be sold by the trustee for the account of the trust. See “The Plan.” The shares of our common stock offered by this prospectus are sometimes referred to as the securities.

The common stock may be offered and sold by the trustee from time to time directly or through broker-dealers. The common stock may be sold in one or more transactions at market prices prevailing at the time of sale or at prices determined on a negotiated or competitive bid basis. See “Plan of Distribution.” We will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus and will bear all expenses incident to registration of the common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “KLIC.” On June 12, 2003, the closing price of the common stock on the Nasdaq National Market was $6.58 per share.

The common stock may involve a high degree of risk. See “Risk Factors” beginning on page 3 to read about the risks you should consider before buying our common stock.

Our principal executive offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090 and our telephone number is (215) 784-6000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is             , 2003.

Summary

Kulicke & Soffa

The following summary highlights selected information regarding Kulicke & Soffa. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and any prospectus supplement, together with the other documents to which this prospectus and any prospectus supplement refers you. In addition, you should carefully consider the factors set forth under the caption “Risk Factors” in this prospectus and any applicable prospectus supplement. When used in this prospectus, the terms “Kulicke & Soffa,” “Company,” “we,” “our,” “ours” and “us” refer to Kulicke and Soffa Industries, Inc. and, unless the context otherwise indicates, its subsidiaries.

We design, manufacture and market capital equipment, packaging materials and a broad range of fixtures used to test semiconductor wafers and devices- for sale to companies that manufacture and assemble semiconductor devices. We also service, maintain, repair and upgrade assembly equipment.

We sell our products to semiconductor device manufacturers and contract manufacturers, which are primarily located in or have operations in the Asia/Pacific region. Sales to customers outside of the United States accounted for 79% of net sales in the first half of fiscal 2003 as compared to 67% of net sales in the first half of the prior fiscal year, and are expected to continue to represent a substantial portion of our future revenues. We have manufacturing operations in the United States, Singapore, Israel, China, France, Scotland, Switzerland and Taiwan; sales and customer support personnel in the United States, China, Hong Kong, Japan, Korea, Malaysia, the Philippines, Singapore, Taiwan, Thailand and Europe; and applications labs in the United States, Singapore, Japan, Israel and Taiwan. We have recently built a manufacturing facility in Suzhou, China and are shipping capillaries from this facility. We expect to add additional manufacturing capabilities to this facility and to transition the manufacture of certain of our test products to this facility.

Historically, the demand for semiconductors and our semiconductor assembly equipment has been volatile, with sharp periodic downturns and slowdowns. For instance, a strong upturn in the semiconductor industry that started in fiscal 1999 resulted in record revenues and earnings in fiscal 2000. This industry upturn was followed by a severe industry downturn in fiscal 2001, fiscal 2002 and fiscal 2003 during which time we have reported significant reductions in sales and record net losses. In response to the downturn, we reduced the size of our company in fiscal 2001 and fiscal 2002 and continue to do so in fiscal 2003, to more closely align our cost structure with anticipated revenue levels. As a result of the length and severity of the current downturn we recorded a net loss in fiscal 2002 of $274.1 million and a net loss in fiscal 2001 of $65.3 million.

In November 2002, we announced that we were evaluating various alternatives for our dicing and flip chip business units, including their potential sale. We are having discussions with potential buyers for each of these businesses while concurrently exploring other alternatives.

Kulicke & Soffa was incorporated in Pennsylvania in 1956. Our principal offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090, our telephone number is (215) 784-6000 and our website can be accessed at www.kns.com. Information contained on our website does not constitute part of this prospectus.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the trustee may sell to the public the securities described in this prospectus in one or more offerings up to a total of 400,000 shares of our common stock.

This prospectus provides you with only a general description of the common stock that the trustee may sell. Each time the trustee sells the common stock, a prospectus supplement will be provided that will contain specific information about the common stock and terms of that offering. It may also add to, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless indicated in a prospectus supplement, neither we nor the trustee have taken any action that would permit the trustee to publicly sell our common stock in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

Risk Factors

Before you invest in these securities, you should be aware that there are various risks, including those described below. The risks described below are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. You should consider carefully these risk factors together with all of the other information included in this prospectus or incorporated by reference in this prospectus before you decide to invest in these securities.

The semiconductor industry as a whole is volatile with sharp periodic downturns and slowdowns

Our operating results are significantly affected by the capital expenditures of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems. Expenditures by semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems depend on the current and anticipated market demand for semiconductors and products that use semiconductors, such as personal computers, telecommunications equipment, consumer electronics and automotive goods. Significant downturns in the market for semiconductor devices or in general economic conditions reduce demand for our products and materially and adversely affect our business, financial condition and operating results.

Historically, the semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. The current industry downturn, which began in fiscal 2000, has been particularly severe and we cannot predict when, the growth and demand for integrated circuits will begin to materially accelerate. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. This has severely and negatively affected the industry’s demand for capital equipment, including the assembly equipment that we manufacture and market and, to a lesser extent, the packaging materials and test interconnect solutions that we sell.

In response to the current economic environment we must align our costs with our revenues; if we fail to do so, we will be adversely effected

As a result of the sustained downturn in the market for integrated circuits, we have been engaged in a continual re-evaluation of each business unit and line of business. If we are unable to continue to adjust our cost structure to the volume of business available to us, we could be adversely effected. Alternatively, the infra-structure changes that we have made could, in certain circumstances, impair our ability to respond as aggressively and quickly as we otherwise might to improvements in the market for semiconductors.

We may be forced to adjust our business strategy for some of our products

Our business strategy for many of our products has been focused on product performance and customer service rather than on price. As a result of current economic conditions, customers have experienced increased cost pressure, and consequently, we have observed increased price sensitivity on their part. If competition for our products should come to focus solely on price rather than on product performance and customer service, we will need to adjust our competitive business strategy accordingly, and if we are unable to do so, our business, financial condition and operating results could be materially and adversely affected.

The recent outbreak of SARS in Asia may adversely impact our operations and sales

We have manufacturing facilities located in Singapore, Taiwan and China and sales and service operations throughout Asia. The majority of our sales are made to customer destinations in Asia. Our operations and sales in this region may be adversely impacted by the recent outbreak of Severe Acute Respiratory Syndrome, or SARS, if our business or the businesses of our customers are disrupted by travel restrictions or the illness and quarantine of employees.

Our quarterly operating results fluctuate significantly and may continue to do so in the future

In the past, our quarterly operating results have fluctuated significantly, which we expect will continue to be the case. Although these fluctuations are partly due to the volatile nature of the semiconductor industry, they also reflect the impact of other factors, many of which are outside of our control.

Some of the factors that could cause our revenues and/or operating margins to fluctuate significantly from period to period are:

•	market downturns;

•	the mix of products that we sell because, for example:

—some packaging materials have lower margins than assembly equipment and test interconnect solutions;

—some lines of equipment are more profitable than others; and

—some sales arrangements have higher margins than others;

•	the volume and timing of orders for our products and any order postponements and cancellations by our customers;

•	the cancellation, deferral or rescheduling of orders, because virtually all orders are subject to cancellation, deferral or rescheduling by the customer without prior notice and with limited or no penalties;

•	adverse changes in our pricing, or that of our competitors;

•	higher than anticipated costs of development or production of new equipment models;

•	the availability and cost of key components for our products;

•	market acceptance of our new products and upgraded versions of our products;

•	customers delay in purchasing our products due to customer anticipation that we will introduce new or upgraded products;

•	the timing of acquisitions; and

•	our competitors’ introduction of new products.

Many of our expenses, such as research and development, selling, general and administrative expenses and interest expense, do not vary directly with our net sales. As a result, a decline in our net sales would adversely affect our operating results. In addition, if we were to incur additional expenses in a quarter in which we did not experience comparable increased net sales, our operating results would decline. Factors that could cause our expenses to fluctuate from period to period include:

•	the timing and extent of our research and development efforts;

•	severance, resizing and other costs of relocating facilities;

•	inventory write-offs due to obsolescence; and

•	inflationary increases in the cost of labor or materials. Because our revenues and operating results are volatile and difficult to predict, we believe that consecutive period-to-period comparisons of our operating results are not a good indication of our future performance.

Our business depends on attracting and retaining management, marketing and technical employees

As is the case with many other technology companies, our future success depends on our ability to hire and retain qualified management, marketing and technical employees. In particular, we have experienced periodic shortages of software engineers. If we are unable to continue to attract and retain the technical and managerial personnel we require, our business, financial condition and operating results could be materially and adversely affected.

We may not be able to rapidly develop and manufacture or acquire new and enhanced products required to maintain or expand our business

We believe that our continued success will depend on our ability to continuously develop and manufacture or acquire new products and product enhancements on a timely and cost-effective basis. We also must introduce these products and product enhancements into the market in response to customers’ demands for higher performance assembly equipment, leading-edge materials and for test interconnect solutions customized to address rapid technological advances in integrated circuits and capital equipment designs. Our competitors may develop enhancements to their products that will offer superior performance, features and lower prices that may render our products non-competitive. The development and commercialization of new products may require significant capital expenditures over an extended period of time, and some products that we seek to develop may never become profitable. In addition, we may not be able to develop and introduce products incorporating new technologies in a timely manner or at a price that will satisfy our customers’ future needs or achieve market acceptance.

We may not be able to accurately forecast demand for our product lines

We typically operate our business with a relatively short backlog and order supplies and otherwise plan production based on internal forecasts of demand. Due to these factors, we have in the past, and may again in the future, fail to accurately forecast demand, in terms of both volume and configuration for either our current or next-generation wire bonders. This has led to and may in the future lead to delays in product shipments or, alternatively, an increased risk of inventory obsolescence. If we fail to accurately forecast demand for our products, including assembly equipment, packaging materials, test interconnect solutions and flip chip technologies, our business, financial condition and operating results could be materially and adversely affected.

Advanced packaging technologies other than wire bonding may render some of our products obsolete and our strategy for pursuing these other technologies may be costly and ineffective

Advanced packaging technologies have emerged that may improve device performance or reduce the size of an integrated circuit package, as compared to traditional die and wire bonding. These technologies include flip chip and chip scale packaging. In general, these advanced technologies eliminate the need for wires to establish the electrical connection between a die and its package. For some devices, these advanced technologies have largely replaced wire bonding. We cannot assure you that the semiconductor industry will not, in the future, shift a significant part of its volume into advanced packaging technologies, such as those discussed above. If a significant shift to advanced technologies were to occur, demand for our wire bonders and related packaging materials could be materially and adversely affected.

A decline in demand for any of our products could cause our revenues to decline significantly

If demand for, or pricing of, our wire bonders, flip chip technology or test interconnect solutions declines because our competitors introduce superior or lower cost systems, the semiconductor industry changes or because of other events beyond our control, our business, financial condition and operating results could be materially and adversely affected.

Because a small number of customers account for most of our sales, our revenues could decline if we lose any significant customer

The semiconductor manufacturing industry is highly concentrated, with a relatively small number of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems purchasing a substantial portion of semiconductor assembly equipment, packaging materials and test interconnect solutions. Sales to a relatively small number of customers account for a significant percentage of our net sales. In fiscal 2002, sales to Advanced Semiconductor Engineering accounted for 12% of our net sales. In fiscal 2001, no customer accounted for more than 10% of our net sales and in fiscal 2000, sales to Advanced Semiconductor Engineering and Amkor Technologies accounted for 15% and 10% of our net sales, respectively.

We expect that sales of our products to a limited number of customers will continue to account for a high percentage of our net sales for the foreseeable future. If we lose orders from a significant customer, or if a significant customer reduces its orders substantially, these losses or reductions will materially and adversely affect our business, financial condition and operating results.

We depend on a small number of suppliers for raw materials, components and subassemblies and, if our suppliers do not deliver their products to us, we may be unable to deliver our products to our customers

Our products are complex and require raw materials, components and subassemblies of an exceptionally high degree of reliability, accuracy and performance. We rely on subcontractors to manufacture many of the components and subassemblies for our products and we rely on sole source suppliers for some important components and raw materials, including gold. As a result, we are exposed to a number of significant risks, including:

•	loss of control over the manufacturing process;

•	changes in our manufacturing processes, dictated by changes in the market, that may delay our shipments;

•	our inadvertent use of defective or contaminated raw materials;

•	the relatively small operations and limited manufacturing resources of some of our contractors and suppliers, which may limit their ability to manufacture and sell subassemblies, components or parts in the volumes we require and at quality levels and prices we can accept;

•	reliability and quality problems we experience with certain key subassemblies provided by single source suppliers;

•	the exposure of our suppliers and subcontractors to disruption for a variety of reasons, including work stoppage, fire, earthquake, flooding or other natural disasters;

•	delays in the delivery of raw materials or subassemblies, which, in turn, may cause delays in some of our shipments; and

•	the loss of suppliers as a result of the consolidation of suppliers in the industry.

If we are unable to deliver products to our customers on time for these or any other reasons; if we are unable to meet customer expectations as to cycle time; or if we do not maintain acceptable product quality or reliability in the future, our business, financial condition and operating results would be materially and adversely affected.

We have diversified operations, and if we fail to manage our diverse operations successfully, our business and financial results may be materially and adversely affected

During fiscal 2001, we acquired two companies that design and manufacture test interconnect solutions, Cerprobe Corporation and Probe Technology Corporation, and we have combined their operations to create our test division.

Diversification into new lines of business and expansion through acquisitions and alliances would increase demand on our management, financial resources and information and internal control systems. Our success would depend in significant part on our ability to manage and integrate acquisitions, joint ventures and other alliances and to continue to implement, improve and expand our systems, procedures and controls. If we fail to do this at a pace consistent with the development of our business, our business, financial condition and operating results could be materially and adversely affected.

If we diversify our operations, we expect to encounter a number of risks, which will include:

•	risks associated with hiring additional management and other critical personnel;

•	risks associated with adding equipment and capacity; and

•	risks associated with increasing the scope, geographic diversity and complexity of our operations.

In addition, sales and servicing of packaging materials, test interconnect solutions and flip chip technologies often require different organizational and managerial skills than sales of traditional wire bonding technology. We cannot assure you that we would be able to develop the necessary skills to successfully produce and market these different products.

We may be unable to continue to compete successfully in the highly competitive semiconductor equipment, packaging materials and test interconnect industries

The semiconductor equipment, packaging materials and test interconnect solutions are intensely competitive. In the semiconductor equipment, test interconnect solutions and flip chip technology markets, the significant competitive factors include performance, quality, customer support and price. In the semiconductor packaging materials industry competitive factors include price, delivery and quality.

In each of our markets, we face competition and the threat of competition from established competitors and potential new entrants, some of which have significantly greater financial, engineering, manufacturing and marketing resources than we have. Some of these competitors are Asian and European companies that have had and may continue to have an advantage over us in supplying products to local customers because many of these customers appear to prefer to purchase from local suppliers, without regard to other considerations.

We expect our competitors to improve their current products’ performance, and to introduce new products and materials with improved price and performance characteristics. New product and materials introductions by our competitors or by new market entrants could hurt our sales. If a particular semiconductor manufacturer or subcontract assembler selects a competitor’s product or materials for a particular assembly operation, we may not be able to sell products or materials to that manufacturer or assembler for a significant period of time because manufacturers and assemblers sometimes develop lasting relations with suppliers, and assembly equipment in our industry often goes years without requiring replacement. In addition, we may have to lower our prices in response to price cuts by our competitors, which could materially and adversely affect our business, financial condition and operating results. We cannot assure you that we will be able to continue to compete in these or other areas in the future.

We sell most of our products to customers located outside of the United States; we have substantial manufacturing operations located outside of the United States, and we rely on independent foreign distribution channels for certain product lines; all of which subject us to risks from changes in trade regulations, currency fluctuations, political instability and war

Approximately 72% of our sales for fiscal 2002, 62% of our net sales for fiscal 2001 and 91% of our net sales for fiscal 2000 were attributable to sales to customers for delivery outside of the United States. The lower percentage of international sales in fiscal 2002 and 2001 compared to fiscal 2000 was due primarily to the acquisition of our test interconnect product lines in the first quarter of fiscal 2001. Sales of our test product lines are more concentrated in the United States than sales of our other product lines. We expect our sales outside of the United States to continue to represent a large portion of our future revenues. Our future performance will depend, in significant part, on our ability to continue to compete in foreign markets, particularly in Asia. Asian economies have been highly volatile, resulting in significant fluctuation in local currencies, and political and economic instability. These conditions may continue or worsen, which could materially and adversely affect our business, financial condition and operating results. We also rely on non-United States suppliers for materials and components used in the equipment that we sell and we maintain substantial manufacturing operations in countries other than the

United States, including operations in Israel, China and Singapore. We manufacture our automatic ball bonders and bonding wire in Singapore, and we manufacture capillaries in Israel and China. In addition, we rely on independent foreign distribution channels for certain product lines. As a result, a major portion of our business is subject to the risks associated with international commerce, such as:

•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	expropriation of our foreign assets;

•	longer payment cycles in foreign markets;

•	international exchange restrictions;

•	the difficulties of staffing and managing dispersed international operations;

•	tariff and currency fluctuations;

•	changing political conditions;

•	foreign governments’ monetary policies; and

•	less protective foreign intellectual property laws.

Because most of our foreign sales are denominated in United States dollars, an increase in value of the United States dollar against foreign currencies, particularly the Japanese yen, will make our products more expensive than those offered by some of our foreign competitors. Our ability to compete overseas in the future could be materially and adversely affected by a strengthening of the United States dollar against foreign currencies.

The ability of our international operations to prosper also will depend, in part, on a continuation of current trade relations between the United States and foreign countries in which our customers operate and in which our subcontractors and materials suppliers have operations. A change towards more protectionist trade legislation in either the United States or foreign countries in which we do business, such as a change in the current tariff structures, export compliance or other trade policies, could materially and adversely affect our ability to sell our products in foreign markets.

Our success depends in part on our intellectual property, which we may be unable to protect

Our success depends in part on our proprietary technology. To protect this technology, we rely principally on contractual restrictions (such as nondisclosure and confidentiality agreements) in our agreements with employees, vendors, consultants and customers and on the common law of trade secrets and proprietary “know-how.” We also rely, in some cases, on patent and copyright protection, which may become more important to us as we expand our investment in advanced packaging technologies. We may not be successful in protecting our technology for a number of reasons, including:

•	our competitors may independently develop technology that is similar to or better than ours;

•	employees, vendors, consultants and customers may not abide by their contractual agreements, and the cost of enforcing those agreements may be prohibitive, or those agreements may prove to be unenforceable or more limited than we anticipate;

•	foreign intellectual property laws may not adequately protect our intellectual property rights; and

•	our patent and copyright claims may not be sufficiently broad to effectively protect our technology; patents or copyrights may be challenged, invalidated or circumvented; and we may otherwise be unable to obtain adequate protection for our technology.

In addition, our partners and alliances may also have rights to technology that we develop through these alliances. We may incur significant expense to protect or enforce our intellectual property rights. If we are unable to protect our intellectual property rights, our competitive position may be weakened.

Third parties may claim we are infringing on their intellectual property, which could cause us to incur significant litigation costs or other expenses, or prevent us from selling some of our products

The semiconductor industry is characterized by rapid technological change, with frequent introductions of new products and technologies. As a result, industry participants often develop products and features similar to those introduced by others, increasing the risk that their products and processes may give rise to claims that they infringe on the intellectual property of others. We may unknowingly infringe on the intellectual property rights of others and incur significant liability for that infringement. If we are found to infringe on the intellectual property rights of others, we could be enjoined from continuing to manufacture, market or use the affected product, or be required to obtain a license to continue manufacturing or using the affected product. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

Occasionally, third parties assert that we are, or may be, infringing on or misappropriating their intellectual property rights. In these cases, we will defend against claims or negotiate licenses where we consider these actions appropriate. Intellectual property cases are uncertain and involve complex legal and factual questions. If we become involved in this type of litigation, it could consume significant resources and divert our attention from our business.

Some of our customers are parties to litigation brought by the Lemelson Medical, Education and Research Foundation Limited Partnership (the “Lemelson Foundation”), in which the Lemelson Foundation claims that certain manufacturing processes used by those customers infringe patents held by the Lemelson Foundation. We have never been named a party to any such litigation. Some customers have requested that we indemnify them to the extent their liability for these claims arises from use of our equipment. We do not believe that products sold by us infringe valid Lemelson patents. If a claim for contribution was brought against us, we believe we would have valid defenses to assert and also would have rights to contribution and claims against our suppliers. We have never incurred any material liability with respect to the Lemelson claims or any other pending intellectual property claim and we do not believe that these claims will materially and adversely affect our business, financial condition or operating results. The ultimate outcome of any infringement or misappropriation claim that might be made, however, is uncertain and we cannot assure you that the resolution of any such claim will not materially and adversely affect our business, financial condition and operating results.

We may be materially and adversely affected by environmental and safety laws and regulations

We are subject to various and frequently changing federal, state, local and foreign laws and regulations governing, among other things, the generation, storage, use, emission, discharge, transportation and disposal of hazardous material, investigation and remediation of contaminated sites and the health and safety of our employees. Increasingly, public attention has focused on the environmental impact of manufacturing operations and the risk to neighbors of chemical releases from such operations.

Proper waste disposal plays an important role in the operation of our manufacturing plants. In many of our facilities we maintain wastewater treatment systems that remove metals and other contaminants from process wastewater. These facilities operate under effluent discharge permits that must be renewed periodically. A violation of those permits may lead to revocation of the permits, fines, penalties or the incurrence of capital or other costs to comply with the permits.

In the future, applicable land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability, and/or (4) cause us to curtail our operations. We cannot assure you that any costs or liabilities associated with complying with these environmental laws will not materially and adversely affect our business, financial condition and operating results.

Anti-takeover provisions in our articles of incorporation and bylaws and Pennsylvania law may discourage other companies from attempting to acquire us

Some provisions of our articles of incorporation and bylaws and of Pennsylvania law may discourage some transactions where we would otherwise experience a change in control. For example, our articles of incorporation and bylaws contain provisions that:

•	classify our board of directors into four classes, with one class being elected each year;

•	permit our board to issue “blank check” preferred stock without shareholder approval; and

•	prohibit us from engaging in some types of business combinations with a holder of 20% or more of our voting securities without super-majority board or shareholder approval.

Further, under the Pennsylvania Business Corporation Law, because our bylaws provide for a classified board of directors, shareholders may only remove directors for cause. These provisions and some provisions of the Pennsylvania Business Corporation Law could delay, defer or prevent us from experiencing a change in control and may adversely affect our common stockholders’ voting and other rights.

We may be unable to generate enough cash to service our debt

Our ability to make payments on our indebtedness, and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This, to some extent, is subject to the volatile nature of our business, and general economic, competitive and other factors that are beyond our control. If our current convertible debt is not converted to our common shares, we will be required to make annual cash interest payments of $14.9 million through fiscal 2005, $14.1 million in fiscal 2006 and $1.7 million in fiscal 2007 on our $300.0 million of convertible subordinated notes and make principal payments of $175.0 million and $125.0 million in fiscal 2006 and fiscal 2007, respectively. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt. In addition, our gold supply agreement contains restrictions on the ability of certain of our subsidiaries to declare and pay dividends to us.

We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets in which we operate and our profitability

Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Our primary facilities include administrative, sales and R&D facilities in the United States and manufacturing facilities in the United States, Israel, Singapore and China. Also, these attacks have disrupted the global insurance and reinsurance industries with the result that we may not be able to obtain insurance at historical terms and levels for all of our facilities. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas. As a result of terrorism, the United States may enter into an armed conflict, which could have a further impact on our domestic and internal sales, our supply chain, our production capability and our ability to deliver product to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

Our stock price has been and is likely to continue to be highly volatile, which may make the common stock difficult to resell at desired times and prices

In recent years, the price of our common stock has fluctuated greatly. These price fluctuations have been rapid and severe and have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of factors, including:

•	quarter to quarter variations in our operating results;

•	shortfalls in our revenue or earnings from levels expected by securities analysts;

•	announcements of technological innovations or new products by us or other companies; and

•	slowdowns or downturns in the semiconductor industry.

We cannot assure you that your investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market, which could adversely affect our business and financial operations.

Future Issuance of Our Preferred Stock May Dilute the Rights of Our Common Stockholders

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, preferences, privileges and other terms of these shares. Our board of directors may exercise this authority without any further approval of our stockholders. The rights of the holders of our common stock may be adversely affected by the rights of the holders of our preferred stock that may be issued in the future.

We Do Not Expect to Pay Dividends on Our Common Stock in the Foreseeable Future

Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

Forward-Looking Statements

This prospectus contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements that relate to our future revenue, product development, demand forecasts, competitiveness, gross margins, operating expense and benefits expected as a result of:

•	the projected growth rates in the overall semiconductor industry, the semiconductor assembly equipment market and the market for semiconductor packaging materials and test interconnect solutions;

•	the successful operation of acquisitions and expected growth rates for those companies; and

•	the projected continuing demand for wire borders.

Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe,” or the negative of or other variation on these and other similar expressions identify forward-looking statements. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. The uncertainties in this regard include, but are not limited to, those identified under the caption “Risk Factors” above and in the applicable prospectus supplement. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

The Plan

The common stock is offered by this prospectus for the account of the trust. The trust was formed in January 1987, to allow us to fund our obligations under the pension plan. We authorized the issuance of up to 400,000 shares of our common stock to be contributed to the trust from time to time to meet certain of our obligations to the pension plan. A committee, consisting of officers and employees of our company, currently administers the pension plan.

Use of Proceeds

We will not directly receive the proceeds from the sale of our common stock offered pursuant to this prospectus. The proceeds will be retained by the Trust to fund future obligations to participants of the pension plan.

Selling Shareholder

The selling shareholder will sell the shares offered hereby from time to time for the account of the pension plan in its capacity as trustee of the plan. The disposition of the shares contributed to the pension plan will be managed by an independent investment manager designated in accordance with procedures established by the administrative committee of the pension plan which dictates that no more than 10% of the pension plan assets can be held in our common stock. In addition, the investment manager is required by instructions from the committee to sell (once this prospectus is effective) in each calendar month subsequent to a contribution at any time the market price of the Securities exceeds $5.50 per share, one third (1/3) of the shares contributed until all the Securities are sold.

The following sets forth certain information concerning the selling shareholder acting as trustee:

Name	Shares Owned Prior to Offering			Shares Offered	Shares Owned After Offering (2)
	Number		Percent		Number	Percent
Reliance Trust Company	150,000	(1)	*	400,000	0	*

3384 Peachtree Road,

N.E., Suite 900

Atlanta, GA 303261

*	Less than 1% of common stock outstanding on June 15, 2003.

(1)	Held at June 15, 2003. It is contemplated that up to 400,000 shares of common stock will be received by the trustee from time to time to fund certain obligations to the pension plan.

(2)	Assuming the sale of all the shares offered hereby.

Plan of Distribution

The common stock may be sold pursuant to the methods described below from time to time by or for the account of the trust on the Nasdaq National Market or otherwise in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at prices determined on a negotiated or competitive bid basis. The common stock may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transaction. The trustee may effect transactions by selling the common stock through broker-dealers, and such broker-dealers may receive compensation in the form of commissions from the trustee (which commissions will not exceed those customary in the types of transactions involved). The trustee and any broker-dealers that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any profit on the sale of the common stock by it and any fees and commissions received by the broker-dealers may be deemed to be underwriting discounts and commissions.

At the time a particular offering of common stock is made pursuant to this prospectus, to the extent required by law, a prospectus supplement will be distributed that will set forth the amount of common stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for the common stock purchased from the trust and any items constituting compensation from the trust.

We will indemnify the trustee against any and all claims, loss, damage, expense or liability arising from any action or failure to act in connection with the administration of the pension plan, except when due to the gross negligence or willful misconduct of the trustee.

We will not directly receive any portion of the proceeds of the sale of the common stock offered by this prospectus and we will bear all expenses in connection with the registration and qualification of the common stock. The proceeds will, however, be used to fund our obligations under the pension plan.

Our common stock is listed for trading on the Nasdaq National Market, and the shares will be listed on the Nasdaq National Market.

Legal Matters

Certain legal matters in connection with the legality of securities offered hereby will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

Experts

The financial statements of Kulicke and Soffa Industries, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. Our common stock is quoted on the Nasdaq National Market and reports and other information about us may also be inspected at the Nasdaq National Market at 1735 K Street, N.W., Washington, DC 20007-1500.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in such instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering.

We are incorporating by reference the following documents:

•	Our Annual Report on Form 10-K for our fiscal year ended September 30, 2002, filed on December 23, 2002;

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended December 31, 2002 and March 31, 2003, filed on February 14, 2003 and May 14, 2003, respectively;

•	Our Current Report on Form 8-K filed on April 23, 2003; and

•	The description of our common stock contained in our registration statement on Form 8-A12G/A filed on September 11, 1995 and as amended on July 17, 2000, SEC file number 000-0121.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations Department

Kulicke and Soffa Industries, Inc.

2101 Blair Mill Road

Willow Grove, PA 19090

Telephone: (215) 784-6000

You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities, and you should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any other date.

PART II.    Information Not Required in Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by Kulicke & Soffa in connection with the issuance and distribution of the securities registered hereby. All of these expenses, except for the registration fee, are estimates:

Securities and Exchange Commission Registration Fee	$200
Printing and Engraving Expenses	1,000
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	2,500
Miscellaneous Expenses	5,000

Total	$23,700

Item 15.    Indemnification of Directors and Officers.

Our By-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. In addition, Pennsylvania law permits us to provide similar indemnification to employees and agents who are not directors or officers. Our By-laws provide, however, that we will not indemnify a director who has breached or failed to perform the duties of his office in a manner that constituted self-dealing, willful misconduct or recklessness. The determination of whether an individual meets the applicable standard of conduct set forth in our By-laws may be made by disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our right to procure a judgement in our favor.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document
3.1	The Company’s Form of Amended and Restated Articles of Incorporation dated June 14, 2002, filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2002, is incorporated herein by reference.
3.2	The Company’s By-Laws, as amended through June 26, 1990, filed as Exhibit 2.2 to the Company’s Form 8-A12G dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.
4.1	Specimen of Common Stock Certificate of Kulicke and Soffa Industries, Inc., filed as Exhibit 4 to the Company’s
Form 8-A12G/A dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of PricewaterhouseCoopers LLP (Independent Accountants).
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-3).

Item 17. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions disclosed under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective; and

(2)    For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Grove, Commonwealth of Pennsylvania, on July 9, 2003.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ C. SCOTT KULICKE
C. Scott Kulicke Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints C. Scott Kulicke and Clifford G. Sprague, and each or either of them, as his or her attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Name	Capacity	Date

/s/ C. SCOTT KULICKE C. Scott Kulicke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 9, 2003

/s/ CLIFFORD G. SPRAGUE Clifford G. Sprague	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 9, 2003

/s/ PHILIP V. GERDINE Philip V. Gerdine	Director	July 9, 2003

/s/ JOHN A. O’STEEN John A. O’Steen	Director	July 9, 2003

/s/ ALLISON F. PAGE Allison F. Page	Director	July 9, 2003

/s/ MACDONELL ROEHM, JR. MacDonell Roehm, Jr.	Director	July 9, 2003

/s/ LARRY D. STRIPLIN, JR. Larry D. Striplin, Jr.	Director	July 9, 2003

/s/ C. WILLIAM ZADEL C. William Zadel	Director	July 9, 2003

/s/ BARRY WAITE Barry Waite	Director	July 9, 2003

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	The Company’s Form of Amended and Restated Articles of Incorporation dated June 14, 2002, filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2002, is incorporated herein by reference.
3.2	The Company’s By-Laws, as amended through June 26, 1990, filed as Exhibit 2.2 to the Company’s Form 8-A12G dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.
4.1	Specimen of Common Stock Certificate of Kulicke and Soffa Industries, Inc., filed as Exhibit 4 to the Company’s
Form 8-A12G/A dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of PricewaterhouseCoopers LLP (Independent Accountants).
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-3).